Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

PLEASE READ THIS DOCUMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of April 4, 2016, is by and between David A. Crittenden (“Crittenden”) and Universal Truckload Services, Inc., a Michigan corporation (the “Company”).

Recitals:

A. In connection with Crittenden’s resignation as Chief Financial Officer and Treasurer of the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation set forth in this Agreement, the receipt of which is conditioned upon Crittenden’s compliance with the terms and conditions of this Agreement.

B. In consideration of the mutual promises set forth in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

Agreement:

1. Resignation. Crittenden’s resignation from the position of Chief Financial Officer and Treasurer of the Company, and from any other positions or appointments that he may hold by or through the Company and its affiliates, including as an officer or director of any subsidiary of the Company, is effective as of the date of this Agreement (the “Resignation Date”). Crittenden agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate the resignations. After the Resignation Date, Crittenden will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or its affiliates.

2. Consideration. In consideration of Crittenden’s release of any and all claims in accordance with Section 4 of this Agreement, and other promises of Crittenden contained in this Agreement, the Company shall pay to Crittenden the following consideration, contingent upon Crittenden’s execution of this Agreement and Crittenden’s continued full compliance with the terms of this Agreement:

a. Thirty-two (32) weeks of severance pay, at the rate of $6,625.00 per week, less applicable federal, state, and local taxes and other deductions as may be required by law to be made from wage payments to employees, provided that such payments shall commence within 10 days after the expiration of the revocation period set forth in Section 7 of this Agreement; and

b. the sum of $132,500.00, at the rate of $6,625.00 per week, for 20 weeks in exchange for the non-disparagement covenant set forth in Section 8 of this Agreement, for which Employee will be issued a Form 1099, provided that such payments shall commence immediately after the payments set forth in Subsection 2(a) of this Agreement have been completed, and provided further that nothing in this subparagraph is intended to place a limit on the potential damages to which the Company might be entitled in the event of a violation of Section 8.)

3. Consultation. For a period of one year following the Resignation Date (the “Consultation Period”), Crittenden agrees to be available for meetings, consultations, and depositions as required by the Company at mutually agreed upon times, dates, and locations within 10 business days of the date the Company notifies Crittenden of the need for his services. During the Consultation Period, out-of-state travel expenses will be the responsibility of the Company. In addition, Crittenden agrees to be available after conclusion of the Consultation Period, for a consultation fee of $130.00 per hour, to offer assistance as needed in any matters Crittenden has knowledge, at mutually agreed upon times, dates, and locations within 10 business days of the date the Company notifies Crittenden of the need for his services.

4. Waiver and Release. As a material inducement to the Company to enter into this Agreement, Crittenden, on his own behalf and that of his heirs, attorneys, agents, administrators, representatives, successors and assigns (collectively, the “Releasing Parties”), voluntarily and knowingly waives, releases, and discharges the Company and its predecessors, successors, subsidiaries, affiliates, shareholders, employees, officers, directors, members, assignees, agents, and attorneys (collectively, the “Releasees”), both when acting in their respective capacities on behalf of the Company and in their individual capacities, from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent (collectively, “Claims”), that the Releasing Parties may have or claim to have against any of the Releasees, arising out of or related to any matter, event, fact, act, omission, cause or thing which existed, arose, or occurred prior to Crittenden signing this Agreement. This waiver and release includes, but is not limited, to:

a. Claims arising under any federal, state, or local laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, and the Family and Medical Leave Act;

b. Claims for breach of contract, express or implied, including any Claims for breach of any implied covenant of good faith and fair dealing;

c. any tort Claims, including, without limitation, any Claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless, or grossly negligent acts or omissions;

d. any Claims for wrongful discharge or other claims arising out of any legal restrictions on the right to terminate employees;

e. any Claims for unpaid wages, including, but not limited to, commissions, bonuses, and paid time off; and

f. any Claims for attorneys’ fees or costs.

This waiver and release does not include Claims for alleged breach of this Agreement or for workers compensation benefits. Crittenden also agrees not to file a lawsuit against any of the

Released Parties in connection with the released Claims. Crittenden agrees that if anyone makes a Claim or undertakes an investigation involving him in any way, Crittenden waives any and all rights and claims to financial recovery resulting from such Claim or investigation. Crittenden further represents that he has not assigned to any other person any of such Claims, and that he has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all Claims, except those that cannot be released by law. By signing this Agreement, Crittenden acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing Claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown Claims.

5. No Obligation to Rehire. Crittenden’s separation from employment with the Company is effective as of the Resignation Date, and Crittenden agrees that the Company is under no obligation to rehire him.

6. Independent Determination. Crittenden understands that he has been given a period of 21 days from the date he first received this Agreement in which to review and consider it, and that he may use as much or as little of this 21-day period as he desires. Crittenden further understands that he has the right to discuss all aspects of this Agreement with an attorney of his choosing and that, although whether or not to consult with an attorney is his decision, the Company encourages Crittenden to do so. By signing this Agreement, Crittenden acknowledges and agrees that he is entering into this Agreement knowingly and voluntarily, that he has used as much, if any, of the 21-day period as he desired, and that he has exercised the right to consult with an attorney to the full extent he desired.

7. Revocation. Crittenden has the right to revoke this Agreement within seven days after signing it. Revocation can be made only by delivering a written notice of revocation to Peter J. Dwyer, Jr., President HR-1 Corp, 12225 Stephens Road, Ste 100, Warren, Michigan 48089. For such revocation to be effective, it must be received no later than the close of business on the seventh day after Crittenden signs this Agreement. This Agreement will not be effective or enforceable until the revocation period has expired without Crittenden having exercised Crittenden’s right of revocation.

8. Non-Disclosure and Non-Disparagement. Crittenden agrees not to disclose confidential, sensitive, or proprietary information concerning the Company obtained by him during his employment with the Company. For purposes of this Agreement, “confidential, sensitive, or proprietary” information would include, without limitation, all materials and information (whether written or not) about the services, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, business methods, inventions and other business aspects of the Company and its affiliates which are not generally known and accessible to the public at large or which provide the Company with a competitive advantage. Crittenden agrees that he will not: (a) make any statements to representatives of any press or media, Company employee, government entity, customer or vendor, which is disparaging of the Company, its reputation, or the character, competence or reputation of any officer, director, executive, employee, shareholder or agent of the Company or any of its affiliated entities; (b) directly or indirectly provide information, issue statements, or take any action that would be reasonably likely to damage the Company’s reputation, cause the Company embarrassment or humiliation, or otherwise cause or contribute to the Company being held in disrepute; (c) directly or indirectly seek to cause any person or organization to discontinue or limit their current employment or business relationship with the Company; or (d) encourage or assist others to issue such statements or take such actions prohibited in this Paragraph. In response to inquiries from third parties, Crittenden and the Company shall confirm only that Crittenden has separated from the Company on mutually acceptable terms. Crittenden agrees that the Company also may confirm to third parties Crittenden’s dates of employment, titles and positions. Notwithstanding anything in this Agreement to the contrary, any confidentiality, non-disclosure, non-disparagement or similar provision in this Agreement does not prohibit or restrict any party under this Agreement from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

9. Terms of the Employment Agreement. The consideration set forth in Section 2 of this Agreement supersedes, modifies and replaces any and all payments, rights and benefits contemplated by Section 8(d) of the Employment Agreement dated as of September 7, 2010 between Crittenden and LINC Logistics Co., a subsidiary of the Company (the “Employment Agreement”). This Agreement shall have no effect on Crittenden’s entitlement to reimbursement for COBRA premiums for medical and dental coverage for a period of 12 months from the Resignation Date. Notwithstanding anything to the contrary in the Company’s 2014 Amended and Restated Stock Incentive Plan or the related grant agreements, the 5,577 unvested shares of restricted stock previously granted to Crittenden shall be deemed fully vested as of the Resignation Date. Except as modified by this Agreement, the terms and conditions of the Employment Agreement that were intended to survive termination of employment, including but not limited to Section 5 (Covenant Not to Compete) and Section 6 (No Interference with Employment Relationships) thereof, shall continue in full force and effect and are incorporated by reference into this Agreement.

10. Return of Consideration. In the event that Crittenden breaches Sections 1, 3, 4 or 8 of this Agreement or Sections 5 or 6 of the Employment Agreement, the Company shall cease making payments to Crittenden pursuant to Sections 2 and 3 of this Agreement, and Crittenden shall be required to return to Company any consideration already received by him pursuant to Sections 2 and 3 of this Agreement.

11. Miscellaneous. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The parties acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted, or treated in any respect as an admission of liability or wrongdoing for any purposes whatsoever. This Agreement, together with the provisions of the Employment Agreement that are incorporated by reference into this Agreement, contains all of the understandings and agreements between Crittenden and the Company regarding the subject matter hereof, and supersedes all earlier negotiations and understandings, written or oral. This Agreement may not be modified except by written instrument signed by both Crittenden and Company. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

12. Representation. Crittenden represents and agrees that he has thoroughly read this Agreement in its entirety; that he has had a reasonable time to consider its terms; that he fully understands all of its terms; that he has not relied upon any representations, promises, or statements, oral or written, that are not set forth in this Agreement; and that he has entered into this Agreement voluntarily and upon his own free will.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year indicated below.

DAVID A. CRITTENDEN		UNIVERSAL TRUCKLOAD SERVICES, INC.

			By:	HR-I Corp.
			Its:	Authorized Agent

/s/ David A. Crittenden			By:	/s/ Peter J. Dwyer, Jr.
			Name:	Peter J. Dwyer, Jr.
			Title:	President

Date:	April 4, 2016	Date:	April 4, 2016